[CERTAIN INFORMATION HAS BEEN OMITTED HEREIN PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION.]

                                                                   EXHIBIT 10.1

                             COLLABORATION AGREEMENT


                                     BETWEEN


                                BAYER CORPORATION


                                       AND


                         THE IMMUNE RESPONSE CORPORATION

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1  DEFINITIONS..................................................     2
     1.1   "Additional Field"...........................................     2
     1.2   "Additional Gene"............................................     2
     1.3   "Affiliate"..................................................     2
     1.4   [CONFIDENTIAL TREATMENT REQUESTED]...........................     2
           1.4.1 [CONFIDENTIAL TREATMENT REQUESTED].....................     2
     1.5   "Collaborative Program"......................................     2
     1.6   "Commencement Date"..........................................     2
     1.7   [CONFIDENTIAL TREATMENT REQUESTED]...........................     2
     1.8   "Development Program"........................................     2
     1.9   [CONFIDENTIAL TREATMENT REQUESTED]...........................     2
     1.10  "FDA"........................................................     2
     1.11  [CONFIDENTIAL TREATMENT REQUESTED]...........................     3
     1.12  "Field"......................................................     3
           1.12.1      "FIELDS".........................................     3
     1.13   "First Commercial Sale".....................................     3
           1.13.1 [CONFIDENTIAL TREATMENT REQUESTED]....................     3
     1.14  "Gene".......................................................     3
     1.15  [CONFIDENTIAL TREATMENT REQUESTED]...........................     3
     1.16  "Hemophilia A Field".........................................     3
     1.17  "Improvements"...............................................     3
     1.18  "Know-How"...................................................     3
     1.19  [CONFIDENTIAL TREATMENT REQUESTED]...........................     4
     1.20  "Net Sales"..................................................     4
     1.21  "Patent Party"...............................................     4
     1.22  "Patent Rights"..............................................     4
     1.23  "Person".....................................................     4
     1.24  "Phases of Clinical Development".............................     5
           "Phase I"   .................................................     5
           "Phase II"  .................................................     5
           "Phase III" .................................................     5
     1.25  "PLA"........................................................     5
     1.26  "Product"....................................................     5
     1.27  "Research Program"...........................................     5
     1.28  "Research Term"..............................................     5
     1.29  "Royalty Term"...............................................     6
     1.30  "Steering Committee".........................................     6
     1.31  "Territory"..................................................     6

     1.32  "Third Party".............................................     6
     1.33  "Valid Patent Claim"......................................     6

ARTICLE 2  RESEARCH PROGRAM..........................................     6
     2.1   Research Procedures.......................................     6
           2.1.1    Immune Response Manufacture......................     7
           2.1.2    Conduct of Research..............................     7
           2.1.3    Technical Assistance.............................     7
           2.1.4    Subcontracts.....................................     7
     2.2   Funding of the Research Program...........................     8
           2.2.1    Initial Funding..................................     8
                    2.2.2.1         Product Substitution.............     8
           2.2.2    Additional Funding...............................     9
           2.2.3    Revised Budgets..................................     9
           2.2.4    Use of Funding...................................     9
     2.3   Research Records and Reports..............................     9
           2.3.1    Records..........................................     9
           2.3.2    Inspection of Records............................     9
           2.3.3    Research Reports and Information.................     9
     2.4   Term of Research Program..................................    10
           2.4.1    Initial Term.....................................    10
           2.4.2    Extended Term....................................    10

ARTICLE 3  DEVELOPMENT PROGRAM.......................................    10
     3.1   Clinical Development......................................    10
           3.1.1    Conduct of Human Clinical Trials.................    10
           3.1.2    Compliance.......................................    10
           3.1.3    Regulatory Filings and Applications..............    10
           3.1.4    Subcontracts.....................................    11
           3.1.5    Supply of Clinical Product.......................    11
     3.2   Funding Responsibilities..................................    11
     3.3   Development Reports and Information.......................    12
     3.4   Term of Development Program...............................    12
     3.5   Excused Performance.......................................    12

ARTICLE 4  MANAGEMENT OF THE COLLABORATIVE PROGRAM...................    13
     4.1   Steering Committee........................................    13
           4.1.1    Composition of the Steering Committee............    13
           4.1.2    Meetings.........................................    13
           4.1.3    Powers...........................................    13
           4.1.4    Committee Actions................................    13
     4.2   Disagreements.............................................    14

     4.3   Steering Committee Reports.........................................    14
     4.4   Project Leaders....................................................    14
     4.5   Availability of Employees..........................................    15
     4.6   Visit to Facilities................................................    15
     4.7   Conflict between Exhibits and Agreement............................    15

ARTICLE 5  LICENSE GRANTS.....................................................    15
     5.1   License Grant to Bayer.............................................    15
           5.1.1    License Grant.............................................    15
           5.1.2    Sublicense Rights.........................................    16
           5.1.3    Reservation of Rights.....................................    16
           5.1.4    License Grant to Bayer Outside the Field(s)...............    16
           5.1.5    Bankruptcy or Insolvency..................................    16
     5.2   License Grant to Immune Response...................................    16
           5.2.1    License Grant.............................................    16
           5.2.2    Sublicense Rights.........................................    17
           5.2.3    License Grant to Immune Response Outside the Field(s).....    17
     5.3   Additional Genes and Fields........................................    17
     5.4   License to Third Party Patent Rights...............................    18
           5.4.1    Immune Response Right to Negotiate........................    18
           5.4.2    Bayer Right to Negotiate..................................    18

ARTICLE 6  LICENSE FEE, MILESTONES AND ROYALTIES..............................    18
     6.1   License Fee........................................................    18
     6.2   Milestone Payments.................................................    18
     6.3   Royalties..........................................................    19
     6.4   Third Party Royalties..............................................    19
     6.5   Favored Financial Terms............................................    19

ARTICLE 7  ROYALTY REPORTS AND ACCOUNTING.....................................    20
     7.1   Reports, Exchange Rates............................................    20
     7.2   Audits.............................................................    21
     7.3   Confidential Financial Information.................................    21

ARTICLE 8  PAYMENTS...........................................................    21
     8.1   Payment Terms......................................................    22
     8.2   Payment Method.....................................................    22
     8.3   Exchange Control...................................................    22
     8.4   Withholding Taxes..................................................    22
     8.5   Late Payments......................................................    22

ARTICLE 9  INFRINGEMENT ACTIONS BY THIRD PARTIES..............................    22

ARTICLE 10 CONFIDENTIALITY................................................    23
     10.1  Nondisclosure Obligations......................................    23
           10.1.1   Permitted Disclosures.................................    23
           10.1.2   Exclusions............................................    24
           10.1.3   Terms of the Agreement................................    24

ARTICLE 11 PUBLICATION....................................................    24
     11.1  Notice of Publication..........................................    24
     11.2  Timing of Publication..........................................    25

ARTICLE 12 INVENTIONS AND PATENTS.........................................    25
     12.1  Ownership of Inventions........................................    25
     12.2  Patent Prosecution and Maintenance.............................    25
     12.3  Patent Costs...................................................    26
     12.4  Enforcement of Patent Rights...................................    26
     12.5  No Other Technology Rights.....................................    27

ARTICLE 13 TERM AND TERMINATION...........................................    27
     13.1  Term and Expiration............................................    27
     13.2  Termination for Cause..........................................    27
     13.3  Material Breach................................................    28
     13.4  Termination for Technical Failure..............................    28
     13.5  Termination for Commercial Infeasibility.......................    28
     13.6  Effect of Expiration and Termination...........................    29
     13.7  Licenses under Sections 5.1.4 and 5.2.3 After Expiration and
           Termination....................................................    29
     13.8  Acquisition of Immune Response.................................    29
     13.9  Failure of Bayer to Purchase Immune Response Common Stock......    30

ARTICLE 14 INDEMNITY......................................................    30
     14.1  Direct Indemnity...............................................    30
     14.2  Other Indemnity................................................    30
     14.3  Procedure......................................................    31
     14.4  Insurance......................................................    31

ARTICLE 15 REPRESENTATIONS AND WARRANTIES.................................    32
     15.1  Corporate Existence and Power..................................    32
     15.2  Authorization and Enforcement of Obligations...................    32
     15.3  Consents.......................................................    32
     15.4  No Conflict....................................................    32
     15.5  DISCLAIMER OF WARRANTIES.......................................    32
     15.6  Technical Disclosures..........................................    33

ARTICLE 16 FORCE MAJEURE..................................................    33

ARTICLE 17 ASSIGNMENT.....................................................    33

ARTICLE 18 SEVERABILITY...................................................    34

ARTICLE 19 MISCELLANEOUS..................................................    34
     19.1  Notices........................................................    34
     19.2  Applicable Law.................................................    35
     19.3  Entire Agreement...............................................    35
     19.4  Headings.......................................................    35
     19.5  Independent Contractors........................................    35
     19.6  Waiver.........................................................    35
     19.7  Counterparts...................................................    36

EXHIBIT A  DEVELOPMENT WORK PLAN..........................................    37
       FVIII Gene Therapy Development Plan
IRC/Bayer Collaboration...................................................    37

EXHIBIT B  RESEARCH WORK PLAN.............................................    41
       FVIII Gene Therapy Research Plan
IRC/Bayer Collaboration...................................................    41

EXHIBIT C  IMMUNE RESPONSE PATENTS AND PATENT
           APPLICATIONS...................................................    43

                             COLLABORATION AGREEMENT


         THIS COLLABORATION AGREEMENT dated as of July 8, 1996 (the "Agreement"), is entered into between THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("Immune Response"), having a place of business at 5935 Darwin Court, Carlsbad, California 92008, and BAYER CORPORATION, an Indiana corporation ("Bayer"), with offices at 800 Dwight Way, Berkeley, California 94701-1986.


                                   WITNESSETH:

         WHEREAS, Immune Response owns or has acquired, including without limitation acquisition from University of Connecticut through Immune Response's acquisition of TargeTech, Inc. (the original exclusive University of Connecticut licensee), certain rights in certain technology regarding the delivery of human genes for use in the prevention and treatment of diseases, states and conditions in humans.

         WHEREAS, Bayer owns or has rights in [CONFIDENTIAL TREATMENT REQUESTED] of human factor VIII.

         WHEREAS, Immune Response and Bayer desire to collaborate to conduct certain research and develop a product using Immune Response's gene delivery technology to deliver, initially, Bayer's human factor VIII gene to a mammalian cell for use in the treatment of hemophilia A in humans.

         WHEREAS, Bayer desires to fund research conducted primarily by Immune Response, and desires to be primarily responsible for development and commercialization of certain product(s) resulting from such research and development that combine Immune Response delivery technology with Bayer gene technology.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1 "Additional Field" shall mean, the treatment of any blood coagulation disorder in humans using Gene Delivery technology for targeting one or more Additional Gene into a mammalian cell of a patient.

         1.2 "Additional Gene" shall mean full length or truncated cDNA for a specific human blood coagulation factor, other than factor VIII, which the parties mutually agree to add to the Collaborative Program and the Agreement pursuant to Section 5.3 (Additional Gene and Fields) below.

         1.3 "Affiliate" shall mean, with respect to either Party, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. An entity shall be regarded as in control of a Party if it owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the other Party, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Party by any means whatsoever.

         1.4 [CONFIDENTIAL TREATMENT REQUESTED]

             1.4.1 [CONFIDENTIAL TREATMENT REQUESTED]

         1.5 "Collaborative Program" shall mean, collectively, the Research Program and the Development Program.

         1.6 "Commencement Date" shall mean the date of the last Party's signature hereto.

         1.7 [CONFIDENTIAL TREATMENT REQUESTED]

         1.8 "Development Program" shall mean the program of clinical development, application for regulatory approval and related activities described generally in the work plan set forth in Exhibit A, as revised from time to time as provided in the Agreement.

         1.9 [CONFIDENTIAL TREATMENT REQUESTED]

         1.10 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

         1.11 [CONFIDENTIAL TREATMENT REQUESTED]

         1.12 "Field" shall mean any one of the Hemophilia A Field or the Additional Field(s), if any; or

              1.12.1 "FIELDS" shall mean, collectively, the Hemophilia A Field and the Additional Field(s).

         1.13 "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country in the Territory after required marketing approval and pricing approval, if any, has been granted by the governing health authority of such country.

              1.13.1 [CONFIDENTIAL TREATMENT REQUESTED]

         1.14 "Gene" shall mean any one of the Factor VIII Gene or the Additional Gene(s), if any.

         1.15 [CONFIDENTIAL TREATMENT REQUESTED]

         1.16 "Hemophilia A Field" shall mean, with respect to the Factor VIII Gene, the treatment of hemophilia A in humans by the administration, targeting and expression of the Factor VIII Gene into a mammalian cell of a patient.

         1.17 "Improvements" shall mean all patentable or unpatentable inventions, know-how, discoveries, technology and information of any type whatsoever, including, without limitation, compositions, methods, processes, techniques and the uses thereof, which are conceived, developed or reduced to practice, as a result of and during the term of the Research Program, solely or jointly by employees or others acting on behalf of Immune Response or Bayer, which (a) incorporate, use, derive from, are based on, or could not be conceived, developed or reduced to practice but for the use of the Gene Delivery Technology or Factor VIII Gene and/or Additional Genes, or (b) cannot be practiced without infringing a Patent Right of the Gene Delivery Technology.

         1.18 "Know-How" shall mean all information and data which is not generally known to the public including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, use, develop, sell or seek regulatory approval in any country in the Territory to market a Product for use in the applicable Field, which is owned by or licensed to Immune Response or Bayer (other than licensed from the other party pursuant to the Agreement) on the date of the Agreement or during the term of the Collaborative Program; all to the extent and only to the extent that Immune Response or

Bayer now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

         1.19 [CONFIDENTIAL TREATMENT REQUESTED]

         1.20 "Net Sales" shall mean, with respect to any Product, the invoiced sales price billed to Third Party customers by Bayer, its Affiliates and sublicensees of such Product, less, to the extent actually incurred by Bayer, its Affiliates or sublicensees (a) credits, allowances, discounts and rebates to, and charge backs from the account of such Third Party customers for spoiled, damaged, out-dated and returned Product; (b) freight and insurance costs in transporting such Product in final form to such customers; (c) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs;
(d) sales, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form.

         1.21 "Patent Party" shall mean, with respect to any Patent Right, (a) the party which solely owns or has in-licensed such Patent Right (other than from the other party pursuant to the Agreement), or (b) in the case of Patent Rights which claim Joint Inventions (as defined in Section 12.1 below), the party that the Steering Committee agrees has made the greater technological contribution to the Joint Invention.

         1.22 "Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country within the Territory which are owned by or licensed to Immune Response or Bayer (other than licensed from the other party pursuant to the Agreement) on the date of the Agreement or during the term of the Agreement, and which claim a Product, an Improvement or the process of manufacture or use of a Product in the applicable Field or otherwise are necessary or useful to make, use, develop, sell or seek regulatory approval in any country in the Territory to market a Product for use in the applicable Field; (b) all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Immune Response or Bayer now has or hereafter will have the right to grant licenses, immunities or other rights thereunder. Immune Response Patent Rights as they exist on the dates of Exhibit C, including updates thereto, are identified in Exhibit C which is attached hereto and incorporated herein. The parties intend that the first Exhibit C attached hereto include all Immune Response's Patent Rights that exist at the time the parties enter into this agreement that are or may be required for Bayer's practice of Product(s) hereunder. Therefore, if at any time it is discovered that such Patent Rights were not but should have been included in Exhibit C, the parties agree to amend Exhibit C accordingly.

         1.23 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         1.24 "Phases of Clinical Development" shall mean as follows:

                   "Phase I" shall mean that portion of the clinical development program which generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product, as more closely defined by the rules and regulations of the Food and Drug Administration
(FDA) and corresponding rules and regulations in other countries;

                   "Phase II" shall mean that portion of the clinical development program which provides for the initial trials of a product on a limited number of patients for the primary purpose of evaluating safety, dose ranging and efficacy in the proposed therapeutic indication, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries;

                   "Phase III" shall mean that portion of the clinical development program which provides for the continued trials of a product, in coordination with regulatory authorities, on a statistically significant number of patients for proof of the safety and efficacy of a product for the desired claims and indications and is conducted for the purposes of obtaining an approvable PLA, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations in other countries.

         1.25 "PLA" shall mean (1) a Product License Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which is necessary for or included in FDA approval to market a Product including an approved Establishment License Application (ELA), as more closely defined in the rules and regulations of the FDA, and (2) the equivalent application in any Major Country.

         1.26 "Product" shall mean, with respect to each Gene, the final dosage form of a commercial product intended for sale to any Third Party for use in the applicable Field which, [CONFIDENTIAL TREATMENT REQUESTED].

         1.27 "Research Program" shall mean the program of research, preclinical development and related activities described generally in the work plan set forth in Exhibit B, as revised from time to time as provided in the Agreement, which is attached hereto and incorporated herein.

         1.28 "Research Term" shall mean the three year period from the Commencement Date and any extensions thereto.

         1.29 "Royalty Term" shall mean, with respect to each Product in each country in the Territory, the period of time equal to (a) in countries in which Immune Response holds Valid Patent Claims, the term for such Valid Patent Claim in such country, if such Valid Patent Claim would be infringed by Product made, used, sold, or offered for sale by or on behalf of Bayer hereunder but for the license granted by the Agreement, or (b) in countries in which Immune Response holds no Valid Patent Claims that would be infringed by Product made or sold by or on behalf of Bayer hereunder, seven (7) years from the date of the First Commercial Sale of such Product in such country.

         1.30 "Steering Committee" shall mean the joint research committee comprising representatives of Immune Response and Bayer described in Section 4.1 below.

         1.31 "Territory" shall mean the entire world.

         1.32 "Third Party" shall mean any Person other than Immune Response, Bayer and their respective Affiliates.

         1.33 "Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.


                                    ARTICLE 2

                                RESEARCH PROGRAM

         2.1 Research Procedures. The Research Program is described more specifically in Exhibit B, which, along with any amendments thereto approved by the Steering Committee, is incorporated herein by reference. Generally, Immune Response shall optimize its [CONFIDENTIAL TREATMENT REQUESTED] by construction and improvement of plasmid vectors to obtain the required level and duration of Factor VIII expression from the recombinant Factor VIII constructs provided by Bayer. The optimization may be multi staged, for example, an initial optimization to reach the requisite level and duration of expression for the purposes of reaching Milestone 6.2.1 and further optimization to reach the requisite product profile for the purposes of reaching Milestone 6.2.3. [CONFIDENTIAL TREATMENT REQUESTED] Bayer will assist Immune Response in the construction and improvement of plasmid vectors and will develop and optimize an expression system for the production of [CONFIDENTIAL TREATMENT REQUESTED], as described in Exhibit B.

              2.1.1 Immune Response Manufacture. Immune Response will also manufacture and supply, sufficient quantities of the [CONFIDENTIAL TREATMENT REQUESTED] which contain the Factor VIII Gene and that meet or exceed the necessary Product profile for the preclinical, Phase I and Phase II Clinical Studies to be conducted by Bayer, as determined by the Steering Committee and set forth in the Research Program. Immune Response will manufacture all such materials at cost and, during the Research Program, the costs for such materials are included in the budget (or budget as amended under 2.2.3 (Revised Budgets) provided in Article 2.2.1 (Initial Funding).

              2.1.2 Conduct of Research. Immune Response and Bayer each shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory practices to attempt to achieve its objectives efficiently and expeditiously. Immune Response and Bayer each shall proceed diligently with the work set out in the Research Program by using their respective good faith efforts to provide, among others, the following resources:

                   (a) allocation of sufficient time, effort, equipment and facilities to the Research Program (considering, in the case of Immune Response, the funding received from Bayer hereunder and, in the case of Bayer, what Bayer reasonably believes is necessary) to carry out their obligations under the Research Program and to accomplish the objectives thereof; and

                   (b) use of personnel with sufficient skills and experience as are required to carry out their obligations under the Research Program and to accomplish the objectives thereof. For year one of the Research Program, Immune Response shall allocate [CONFIDENTIAL TREATMENT REQUESTED] equivalent employees to conducting its activities under the Agreement.

              2.1.3 Technical Assistance. If necessary or desired by Bayer, Immune Response shall provide Bayer with timely technical assistance sufficient to enable Bayer to produce Product for Phase III studies and any other manufacture of Product by Bayer contemplated herein as further described in Exhibit B including any amendment thereto. Bayer shall reimburse Immune Response for its reasonable costs based on the number of personnel charged at the Fully-Burdened Cost plus the reasonable out of pocket expenses to Immune Response. All such expenditures shall be approved by Bayer prior to their being incurred.

              2.1.4 Subcontracts. The Steering Committee shall determine which portions of the Research Program are to be performed by subcontracting it in the normal course of either parties business; provided, however, that (a) such subcontracting shall not involve the transfer of Know-How of the other party to Third Parties without the prior written consent of the other party; (b) the subcontracted party shall enter into a confidentiality agreement with the subcontracting party in accordance with Article 11 below; (c) the subcontracting party shall supervise such subcontract work; and (d) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory practices.

         2.2 Funding of the Research Program.

             2.2.1 Initial Funding. The Steering Committee shall set forth an annual budget necessary for funding the Research Program. The budget for each year shall be based upon Immune Response's Fully-Burdened Costs, plus the reasonable out of pocket expenses to Immune Response, for conducting its activities set forth in the research workplan for such year. In consideration of Immune Response's participation in the Research Program, and subject to the continuation of the Research Program as provided herein and approval of the budget for year two and years thereafter on a year-to-year basis, Bayer shall pay Immune Response its fully-allocated research costs set forth in the applicable budget in an amount not less than the guaranteed minimum amount set forth below (without the prior express written consent of Immune Response), and not more than the stated maximum amount set forth below (without the prior express written consent of the President of Bayer-Biotechnology).

              Year          Minimum Amount        Maximum Amount
              ----          --------------        --------------

                  [CONFIDENTIAL TREATMENT REQUESTED]

Immune Response's fully-allocated research costs include the funding of an appropriate number of Immune Response personnel at the Fully-Burdened Cost (see
Article 1.13.1), plus the reasonable out of pocket expenses to Immune Response, and the cost of manufacture of preclinical and clinical materials as agreed for the Research Program to make up the balance of the budget. The guaranteed minimum amounts set forth above constitute eighty percent (80%) of the maximum amount set forth above for years one and two and sixty percent (60%) of the maximum amount set forth above for year three. Such payments for each year of the Research Program shall be made in two (2) equal semi-annual installments due within ten (10) days of full execution of the Agreement and on each six (6) month anniversary thereof during the term of the Research Program or any extension thereof.

             2.2.2.1 Product Substitution. If during the course of the research it becomes clear to Bayer that development of a Factor VIII Product is not technically or commercially feasible, then Bayer can at its option switch to development of a Product from one of the Additional Genes under the same terms as this Agreement and with no payment of an option fee. The budget will be revised as appropriate to account for the change in the Research Program, however the minimum amounts stated above shall not change.

              2.2.2 Additional Funding. If the parties amend the Agreement pursuant to Section 5.3 (Additional Genes and Fields) below to add one or more Additional Genes, Bayer shall pay to Immune Response additional research fees in such annual amount as the parties mutually agree in two (2) equal semi-annual installments due on the date of the applicable amendment to the Agreement and on each six (6) month anniversary of the date of the Agreement thereafter during the term of the Research Program; provided, however, that the first and the last installment thereof shall be pro-rated as appropriate.

              2.2.3 Revised Budgets. The research fees for each year after the first year of the Research Program shall be adjusted to reflect modifications to the budget for the Research Program, if any, that are made by mutual agreement of the parties.

              2.2.4 Use of Funding. Immune Response shall apply the research fees it receives from Bayer under the Agreement for the sole purpose of carrying out its obligations under the Research Program and accomplishing the objectives thereof, in accordance with Exhibit B, including amendments thereto.

         2.3  Research Records and Reports.

              2.3.1 Records. Immune Response and Bayer each shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under all applicable laws and regulations). Such records shall include books, records, reports, notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Program including any data required to be maintained pursuant to all requirements of applicable laws and regulations.

              2.3.2 Inspection of Records. Immune Response and Bayer each shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records defined in Section 2.3.1 "Records" of the other party to the extent reasonably required for the performance of its obligations under the Agreement (with the party owning the records determining what is reasonably required). Each party shall maintain such records and the information of the other party contained therein in confidence in accordance with Article 10 below and shall not use such records or information except to the extent otherwise permitted by the Agreement.

              2.3.3 Research Reports and Information. Immune Response and Bayer each shall keep the other informed of the progress of its own activities under the Research Program. At a minimum, within thirty (30) days following the last day of each December, March, June and September during the term of the Research Program and within thirty (30) days following the expiration or termination of the Research Program, Immune Response and Bayer each shall prepare, and provide to each member of the Steering Committee and the other party, a reasonably detailed written summary report which shall describe the work performed by such party to date under the Research Program. The parties also agree to meet and discuss the work performed and/or contemplated hereunder, including updates on activity in the applicable Field, on an as requested and mutually agreeable basis.

         2.4  Term of Research Program.

              2.4.1 Initial Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Commencement Date and continue for a period of three (3) years thereafter; provided, however, that the parties shall have the right upon mutual written agreement (including agreement upon funding) to extend Research Term.

              2.4.2 Extended Term. If the parties expand the Collaborative Program pursuant to Section 5.3 (Additional Genes and Fields) below to add one or more Additional Genes, then the Research Program shall be extended for such additional period as the parties mutually agree. Such expansion and extension shall be documented in an amendment to Exhibit B at the time or after both parties sign an amendment to this Agreement as set forth in 5.3 (Additional Genes and Fields) below.


                                    ARTICLE 3

                               DEVELOPMENT PROGRAM

         3.1  Clinical Development.

              3.1.1 Conduct of Human Clinical Trials. Bayer shall be primarily responsible for conducting any Phase of Clinical Development. Bayer shall use commercially reasonable efforts to develop Product in the Major Countries, as further described in Exhibit A and any amendments thereto.

              3.1.2 Compliance. Bayer and Immune Response shall conduct their respective obligations under the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory, clinical and manufacturing practices.

              3.1.3 Regulatory Filings and Applications. Bayer shall be responsible for the preparation, filing and prosecution of all filings and applications required to obtain all necessary marketing and pricing approvals to commercially sell and use each Product in the Territory in the applicable Field. Bayer shall be the owner and party of record for all such filings and applications. Immune Response agrees to provide timely assistance as requested by Bayer and as reasonably necessary in preparation and prosecution of such filings and applications. Bayer shall reimburse Immune Response for its reasonable Fully-Burdened-Cost and Immune Response's reasonable out-of-pocket expenses of any such assistance provided after the Research Term. Bayer shall keep Immune Response informed of its activities regarding regulatory filings and applications as described in Paragraph 3.3 (Development Reports and Information). Immune Response representatives reasonably acceptable to Bayer shall, upon Bayer's request, accompany Bayer to those meetings with the FDA regarding regulatory approval that Bayer chooses and Immune Response agrees to participate to the extent that Bayer requests their participation. Immune Response shall have the right, at its sole expense, to have a representative reasonably acceptable to Bayer accompany Bayer to material substantive meetings with the FDA regarding regulatory approval of Product(s), provided however, that such representative shall not directly participate in such meetings unless Bayer, at its sole discretion, requests their direct participation.

              3.1.4 Subcontracts. Bayer may subcontract portions of the Development Program to be performed by it in the normal course of its business without the prior consent of Immune Response; provided, however, that (a) such subcontracting shall not involve the transfer of Know-How of Immune Response to Third Parties without first obtaining Immune Response's consent; (b) the subcontracted party shall enter into a confidentiality agreement with Bayer in accordance with Section 13.2 below; (c) Bayer shall supervise such subcontract work; and (d) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory, clinical and manufacturing practices.

              3.1.5 Supply of Clinical Product. Immune Response shall be responsible for the manufacture and supply of the Product containing the Factor VIII Gene to conduct Phase I and Phase II clinical trials, as stated in 2.1.1 (Immune Response Manufacture) above. Bayer shall pay to Immune Response the Fully-Burdened Cost, plus the reasonable out of pocket expenses to Immune Response, of all such Product supplied after the Research Term to the extent that such costs have not previously been included in the research budgets which were actually approved by the Steering Committee and funded by Bayer. Bayer shall be responsible for manufacturing and supplying (a) the Product containing the Factor VIII Gene for Phase III clinical trials in the United States and its equivalent in all other countries, and (b) Product containing any Additional Gene for use under the Development Program.

         3.2 Funding Responsibilities. Bayer shall be responsible for funding the costs of conducting the Development Program and of applying for and obtaining all necessary regulatory approvals to commercialize the Products in the Territory for use in the applicable Field, and of supplying Product for Phase III clinical development in the U.S. and its equivalent in all other countries.

         3.3 Development Reports and Information. Following the expiration of the Research Program and during the Development Program, Bayer shall keep Immune Response informed as to the progress of the clinical development of each Product and the progress in preparing, filing and obtaining of the necessary marketing and pricing approvals to commercially sell and use the Product. Within thirty
(30) days following the end of each June and December during the term of the Development Program, Bayer shall prepare, and provide to Immune Response, a summary written report which shall describe the progress of the clinical development and testing of Products in such clinical trials, the status of manufacturing such Product and the preparations to manufacture and supply such Product for any future clinical development and commercial sale, all regulatory filings and submissions made and all approvals obtained.

         3.4 Term of Development Program. The term of the Development Program shall commence on the date of the commencement of the preparation of the Investigational New Drug application with the FDA in the United States (or its equivalent in any other country) for the Product containing the Factor VIII Gene, and shall continue until the receipt of the required marketing approval, [CONFIDENTIAL TREATMENT REQUESTED] for the last Product developed under the Collaborative Program.

         3.5 Excused Performance. In addition to the provisions of Article 16 (Force Majeure) below, the obligations of Bayer under the Development Program, with respect to any Product, are expressly conditioned upon the continuing absence of any adverse condition relating to the safety or efficacy of such Product which, in Bayer's reasonable opinion, materially limits, reverses or restricts the development or marketing of such Product. The obligations of Bayer to develop any Product that demonstrates such an adverse condition shall be delayed or suspended so long as any such condition exists. If Bayer delays or suspends development of a Product under the Development Program for a period which exceeds twelve (12) months in duration (except for delays or suspensions due solely to regulatory delays beyond Bayer's reasonable control), then the parties shall meet to discuss in good faith reasonable means by which any such adverse condition(s) may be removed, and which party shall conduct which portion(s) of proposed activities designed to remove any such adverse condition(s) and for what cost. If after such discussion, in Bayer's determination it is not advisable to proceed with development or commercialization of the Product [CONFIDENTIAL TREATMENT REQUESTED], then Immune Response shall have the right to terminate the Agreement in its entirety, effective upon written notice to Bayer.

                                    ARTICLE 4

                     MANAGEMENT OF THE COLLABORATIVE PROGRAM

         4.1  Steering Committee.

              4.1.1 Composition of the Steering Committee. The Steering Committee shall direct the Research Program and shall be comprised of three (3) named representatives of Immune Response and three (3) named representatives of Bayer. Each party shall designate a co-chairperson included as one of the representatives to the Steering Committee. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. From time to time, the Steering Committee may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the Steering Committee agrees. The initial members of the Steering Committee shall be:

Immune Response Appointees:                   [CONFIDENTIAL TREATMENT REQUESTED]

Bayer Appointees:                             [CONFIDENTIAL TREATMENT REQUESTED]

              4.1.2 Meetings. The Steering Committee shall meet not less than once each calendar quarter during the term of the Research Program, on such dates and at such times and places as agreed to by Immune Response and Bayer, alternating between Carlsbad and Berkeley, or such other locations as the parties shall agree. Each party shall be responsible for all its own expenses. The first meeting of the Steering Committee shall occur as soon as practicable after the Commencement date, but in no event later than forty-five (45) days after the Commencement Date.

              4.1.3 Powers. The Research Program shall be conducted under the direction of the Steering Committee. At such meetings, the Steering Committee shall formulate and review the Research Program objectives, monitor the progress of the Research Program toward these objectives, and set priorities therefor. To the extent that the Development Program coincides with the duration of the Research Program, the Steering Committee shall discuss any actual regulatory filings regarding Products together with any anticipated regulatory filings with respect to possible Products and may make recommendations to Bayer consistent with Paragraph 3.1.1 (Clinical Development) above. Not less than annually, the Steering Committee shall discuss and make any appropriate amendments to the Research Program which shall be attached to Exhibit B and such Amendments incorporated herein by reference.

              4.1.4 Committee Actions. Bayer and Immune Response shall each be entitled to cast one vote on matters before the Steering Committee. Decisions of the Steering Committee shall be made by unanimous approval. Any approval, determination or other action agreed to by all of the members of the Steering Committee present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee; provided, however, that at least two (2) representatives of each party are present at such meeting.

         4.2 Disagreements. All disagreements within the Steering Committee shall be resolved in the following manner:

              4.2.1 The representatives of the Steering Committee promptly shall present the disagreement to the President of Immune Response and the President of Bayer Biotechnology who has the principal responsibility for such party's work under the Agreement.

              4.2.2 Such executives shall meet to discuss each party's view and to explain the basis for their respective positions of such disagreement, and in good faith shall attempt to resolve such disagreement among themselves; provided, however, that the parties do not waive any rights which they may have under the Agreement or otherwise as a result of the resolution of a disagreement under this Section 4.2.2.

              4.2.3 If such executives cannot promptly resolve such disagreement, then any disagreement concerning the Research Program or the Development Program shall be settled by Bayer; provided, however, that the parties do not waive any rights which they may have under the Agreement or otherwise as a result of the resolution of a disagreement under this Section 4.2.3.

         4.3 Steering Committee Reports. The Steering Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Steering Committee members within thirty (30) days following each Steering Committee meeting during the term of the Agreement. The party hosting the meeting shall be responsible for the preparation and circulation of all draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only after their approval and agreement has been evidenced by their signatures on the minutes. The scope of the minutes shall address such issues as (a) a description of the work performed to date under the Collaborative Program, (b) an evaluation of the work performed in relation to the goals of the Collaborative Program, (c) a description of any actual and anticipated regulatory submissions regarding Products and the status of any regulatory action or communication in connection therewith, and (d) a statement of any determination of the Steering Committee regarding, and attachment of reasonably detailed copies of, any appropriate amendments to the research and development work plan and the budgets therefor.

         4.4 Project Leaders. Immune Response and Bayer each shall appoint a person (a "Project Leader") to coordinate its part of the Research Program. The Project Leaders shall be the primary contacts between the parties with respect to the Research Program and shall be non-voting ex officio members of the Steering Committee. Each party shall notify the other within thirty (30) days after the date of the Agreement of the appointment of its Project Leader and shall notify the other party as soon as practicable upon changing this appointment.

         4.5 Availability of Employees. Each party shall make its employees and relevant reports of non-employee consultants available, upon reasonable notice during normal business hours, at their respective places of employment to consult with the other party on issues arising during the Research Program and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues.

         4.6 Visit to Facilities. Representatives of Immune Response and Bayer may, upon reasonable notice during normal business hours, (a) visit the facilities where the Research Program is being conducted, (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the Research Program, and (c) with the other party's prior approval, which approval shall not be withheld unreasonably, visit the sites of any tests or experiments being conducted by such other party in connection with the Research Program, but only to the extent in each case as such tests or other experiments relate to the Research Program. On such visits an employee of the party conducting the research or development shall accompany the employee(s) of the visiting party. If requested by the other party, Immune Response and Bayer shall cause appropriate individuals working on the Research Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

         4.7 Conflict between Exhibits and Agreement. In the event there is any material conflict between the terms in either Exhibit A or Exhibit B, including any amendments thereto, and the terms of the Agreement, it is agreed that the terms of the Agreement shall control.


                                    ARTICLE 5

                                 LICENSE GRANTS

         5.1  License Grant to Bayer.

              5.1.1 License Grant. On the terms and subject to the conditions of the Agreement, Immune Response hereby grants to Bayer and its Affiliates hereto an exclusive license (or in the case of licensed Third Party Patent Rights or Know-How, when permissible, an exclusive sublicense) in the Territory under Immune Response's Patent Rights, including Immune Response's rights in any jointly-owned Patent Rights, and Immune Response's Know- How, to conduct the Collaborative Program and to make, use, sell, offer for sale, import, and have made, used, sold, and imported Products for use in the Hemophilia A Field and to each Additional Field(s) upon Bayer's exercise of its option(s) in accordance with the provisions of

Section 5.3 below. The grant of the license under Section 5.1.1. does not extend to a later acquired Bayer Affiliate wherein [CONFIDENTIAL TREATMENT REQUESTED]. So long as Immune Response is in compliance with its obligations under the Research Program, then Bayer shall subcontract to Immune Response the duties and obligations designated to Immune Response under the Research Program. Immune Response shall provide to Bayer on an as requested and as available basis the information and materials embodying the intellectual property licensed hereunder to the extent not otherwise provided under sections 2.3.2 and 2.3.3.

              5.1.2 Sublicense Rights. Bayer may not grant sublicenses under such licenses to any Third Party without the prior written consent of Immune Response, except for sublicenses solely for the purpose of developing, manufacturing, marketing, promoting and selling a Product. Any purported sublicense in violation of this Section 5.1.2 shall be void. Any permitted sublicense shall be subject to the provisions of the Agreement.

              5.1.3 Reservation of Rights. Immune Response expressly reserves the right under Immune Response's Patent Rights, including Immune Response's rights in any jointly-owned Patent Rights, and Immune Response's Know-How, to conduct research, to practice methods and processes and to make, use and sell compositions for its own benefit or for the benefit of its Affiliates or Third Parties for use outside the FIELDS.

              5.1.4 License Grant to Bayer Outside the Field(s). For sole inventions and know-how made by Immune Response during the term of and under the Research Program, which are Improvements in the coding and/or non-coding elements for optimizing and/or regulation of gene expression, Immune Response grants to Bayer a world-wide, non-exclusive, paid-up license (including the right to grant sublicenses) to practice, make, use, sell, import and have practiced, made, used, sold and imported such Improvements for use outside the Field(s).

              5.1.5 Bankruptcy or Insolvency. All rights and licenses granted under or pursuant to Section 5.1 of this Agreement by Immune Response to Bayer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under
Section 101(35A) of the Bankruptcy Code. The parties agree that Bayer, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including but not limited to Bayer's rights to continue to exercise the rights licensed hereunder.

         5.2  License Grant to Immune Response.

              5.2.1 License Grant. On the terms and subject to the conditions of the Agreement, Bayer hereby grants to Immune Response a non-exclusive license (or in the case of licensed Third Party Patent Rights or Know-How, when permissible, a non-exclusive sublicense) in the Territory under Bayer's Patent Rights, and Bayer's Know-How, solely to conduct its obligations under the Collaborative Program.

              5.2.2 Sublicense Rights. Immune Response may not grant sublicenses under such licenses to any Third Party without the prior written consent of Bayer. Any purported sublicense in violation of this Section 5.2.2 shall be void. Immune Response shall provide to Bayer a copy of any permitted sublicense promptly upon execution of the same. Any permitted sublicense shall be subject to the provisions of the Agreement.

              5.2.3 License Grant to Immune Response Outside the Field(s). For sole inventions and know-how made by Bayer during the term of and under the Research Program, which are Improvements in Immune Response's Gene Delivery Technology, Bayer grants to Immune Response a world-wide, non-exclusive, paid-up license (including the right to grant sublicenses) to practice, make, use, sell, import and have practiced, made, used, sold and imported such Improvements for use outside the Field(s).

         5.3 Additional Genes and Fields. If the parties mutually desire to expand the Collaborative Program hereunder to include one or more Additional Genes, Bayer shall have the option to enter into negotiations with Immune Response regarding such expansion. [CONFIDENTIAL TREATMENT REQUESTED] Bayer shall give timely written notice of its desire to so negotiate, and pay to Immune Response an exercise fee [CONFIDENTIAL TREATMENT REQUESTED]. The exercise fee shall promptly be deposited in an interest bearing escrow account until agreement has been reached regarding the Collaborative Program directed to the Additional Gene. If no agreement is reached, then the exercise fee shall be promptly returned to Bayer with interest. The parties shall negotiate in good faith the terms and conditions of an amendment to the Agreement pursuant to which the parties would be mutually willing to so expand the Collaborative Program. Any such amendment shall (a) specifically identify such Additional Gene; (b) specify the term of the extension of the Research Program to which the parties mutually agree; (c) amend the Research and Development Programs and corresponding Exhibits B and A, and the budget for the expanded Collaborative Program to include the necessary and appropriate research and development regarding the Product containing such Additional Gene; (d) increase Bayer's research funding obligation under Section 2.2 (Funding the Research Program) above to fund Immune Response's research efforts regarding the Product containing such Additional Gene by such annual amount as the parties mutually agree; (e) specify the license fee and milestone payments owing to Immune Response with respect to the Product containing such Additional Gene in such amounts as the parties mutually agree but not to exceed the license fee and milestone payments set forth in 6.1 and 6.2 below; (f) specify the royalty rate for the Product containing such Additional Gene upon which the parties mutually agree and which shall not exceed the royalty rate set forth in Section 6.3 (Royalties) below with respect to the Product containing the Factor VIII Gene; and (g) provide that Bayer shall have the right to credit the exercise fee paid to Immune Response with respect to such Additional Gene, in its entirety, plus interest, against the license fee for the license granted for such Additional Gene; and (h) provide that Bayer shall have the right to credit any amount of the exercise fee remaining after (g) of this Article 5.3 against the next payments due thereunder.

         5.4 License to Third Party Patent Rights. If either party determines that it is necessary or desirable to obtain a license under any Third Party's issued patents or pending patent applications in order to enhance or improve a Factor VIII Gene and/or Additional Genes Product, the parties shall determine in good faith their respective interests in obtaining a license under such Third Party's issued patents or pending patent applications.

              5.4.1 Immune Response Right to Negotiate. If Immune Response determines under 5.4 above that it is in its best interest to obtain a license under such Third Party's issued patents or pending patent applications the scope of which includes more than the FIELDS defined herein, then Immune Response shall either [CONFIDENTIAL TREATMENT REQUESTED] In the event Immune Response negotiates a Third Party license under this clause, then: (a) Immune Response shall keep Bayer informed of the status and material developments regarding the negotiation and of the terms and conditions, and the execution, of such license; (b) Immune Response shall consider in good faith the interests and reasonable comments of Bayer regarding such license as it applies to the Products; and, (c) Immune Response shall be responsible for payment of all fees, other than royalty payments, for its license with a Third Party, with no charge-back of any amount to Bayer. Immune Response shall sublicense any rights it receives to the Third Party invention(s) in the applicable Fields exclusively to Bayer. [CONFIDENTIAL TREATMENT REQUESTED]


              5.4.2 Bayer Right to Negotiate. [CONFIDENTIAL TREATMENT REQUESTED]


                                    ARTICLE 6

                      LICENSE FEE, MILESTONES AND ROYALTIES

         6.1 License Fee. Upon execution of the Agreement, Bayer shall pay to Immune Response a non-refundable, non-creditable license fee of Six Million Dollars ($6,000,000).

         6.2 Milestone Payments. Bayer shall pay to Immune Response the following non-refundable, non-creditable one time milestone payments upon the occurrence of each event set forth below in consideration for its research toward such milestone event with respect to the Product containing the Factor VIII Gene:

              6.2.1 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.2 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.3 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.4 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.5 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.6 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.7 [CONFIDENTIAL TREATMENT REQUESTED]

              6.2.8 [CONFIDENTIAL TREATMENT REQUESTED]

         6.3  Royalties.

              6.3.1 In countries in which no Competitive Product is in the market, Bayer shall pay Immune Response [CONFIDENTIAL TREATMENT REQUESTED] invoiced in any country in the Territory in which Immune Response holds Valid Patent Claims that would, but for license from Immune Response, be infringed by sale of such Product. Such royalties shall be paid on a country by country basis for Net Sales invoiced during the term of such Valid Patent Claims in any such country.

              6.3.2 In countries in which Competitive Product is in the market, Bayer shall pay to Immune Response royalties of [CONFIDENTIAL TREATMENT REQUESTED] invoiced in any country in the Territory in which Immune Response holds Valid Patent Claims that would, but for license from Immune Response, be infringed by sale of such Product. Such royalties shall be paid on a country by country basis for Net Sales invoiced during the term of such Valid Patent Claims in any such country.

              6.3.3 In countries in which Immune Response holds no Valid Patent Claims, and where no Competitive Product is in the market, [CONFIDENTIAL TREATMENT REQUESTED] invoiced in any country in the Territory for use of Immune Response Know-How. Such royalties shall be paid on a country by country basis for Net Sales invoiced for a period of [CONFIDENTIAL TREATMENT REQUESTED] from First Commercial Sale of such Product. Such royalties for Know-How shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] for any period in which Competitive Product is in the market in that country.

         6.4 Third Party Royalties. If Bayer is required, with respect to any Product in any country, to pay royalties to any Third Party in consideration for the grant of a license under such Third Party's issued patent in such country, in order to exercise its rights hereunder to practice any process or method, or to make, use or sell any Product, then Bayer shall have the right to credit [CONFIDENTIAL TREATMENT REQUESTED] of the amount of such royalty payments in such country against the royalties owing to Immune Response under Sections 6.3.1 and 6.3.2 above with respect to sales of such Product in such country; provided, however, that Bayer shall not reduce the amount of the royalties paid to Immune Response under Sections 6.3.1 and 6.3.2 above by more than [CONFIDENTIAL TREATMENT REQUESTED].

         6.5 Favored Financial Terms. If Immune Response grants a license to a Third Party to Immune Response Patent Rights and Know-How that is outside the FIELDS, Immune Response shall use its commercially reasonable efforts to grant such license on financial terms and conditions, taken as a whole, which are not materially less favorable to Immune Response than those set forth in the Agreement with respect to the Product containing the Factor VIII Gene, taken as a whole. Whether the financial terms and conditions of a license, taken as a whole, are not materially less favorable to Immune Response shall be determined using such valuation practices as are customary and reasonable in the industry and under the circumstances, taking into consideration such factors including but not limited to the following: (a) the commercial and technical potential of the products which are the subject of the licenses to Bayer and such Third Party; (b) the resources and efforts contributed and to be contributed by Immune Response on the one hand and by Bayer or such Third Party on the other hand to the research, development, manufacturing and commercialization of the products which are the subject of the licenses to Bayer and such Third Party; (c) the nature and scope of any other patent rights and know-how licensed by Immune Response to such Third Party; (d) the nature and scope of any patent rights or know-how not licensed by Immune Response to such Third Party which may be necessary or useful to develop or commercialize the product which is the subject of the license to such Third Party; (e) the nature and scope of any licenses or other non-monetary consideration granted by such Third Party to Immune Response, and (f) the net present value of financial obligations in each license.


                                    ARTICLE 7

                         ROYALTY REPORTS AND ACCOUNTING

         7.1 Reports, Exchange Rates. During the term of the Agreement following the first to occur of the First Commercial Sale of a Product, Bayer shall furnish to Immune Response a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the gross sales of all Products sold by Bayer, its Affiliates and its sublicensees in the Territory during the reporting period and the calculation of Net Sales from such gross sales; - (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of Products; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the date of the First Commercial Sales of each Product in each country in the Territory during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Citibank NA in Pittsburgh, Pennsylvania on each of the last business day of each month in the quarter prior to the date of payment. Reports shall be due on the sixty (60th) day following the close of each quarter. Bayer shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

         7.2  Audits.

              7.2.1 Upon the written request of Immune Response and not more than once in each calendar year, Bayer shall permit an independent certified public accounting firm of nationally recognized standing, selected by Immune Response and reasonably acceptable to Bayer, at Immune Response's expense, to have access during normal business hours to such of the records of Bayer as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Immune Response only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

                  7.2.2 If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, Bayer shall pay the additional royalties or Immune Response will credit or pay Bayer the overage within thirty (30) days of the date Immune Response delivers to Bayer such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Immune Response; provided, however, if the audit discloses that the royalties payable by Bayer for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Bayer shall pay the reasonable fees and expenses charged by such accounting firm.

              7.2.3 Bayer shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the sublicensee to make reports to Bayer, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Immune Response's independent accountant to the same extent required of Bayer under the Agreement. Upon the expiration of thirty-six (36) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Immune Response and Bayer shall be released from any liability or accountability with respect to royalties for such year.

         7.3 Confidential Financial Information. Immune Response shall treat all financial information subject to review under this Article or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

                                    ARTICLE 8

                                    PAYMENTS

         8.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Article 7 of the Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

         8.2 Payment Method. All payments by Bayer to Immune Response under the Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Immune Response shall designate before such payment is due.

         8.3 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, payment shall be made through such lawful means or methods as Bayer reasonably shall determine.

         8.4 Withholding Taxes. Bayer shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Bayer, its Affiliates or sublicensees, or any taxes required to be withheld by Bayer, its Affiliates or permitted sublicensees, to the extent Bayer, its Affiliates or permitted sublicensees pay to the appropriate governmental authority on behalf of Immune Response such taxes, levies or charges. Bayer shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Immune Response by Bayer, its Affiliates or permitted sublicensees. Bayer promptly shall deliver to Immune Response proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

         8.5 Late Payments. Unless otherwise provided in the Agreement, Bayer shall pay interest to Immune Response on the aggregate amount of any payments by Bayer that are not paid on or before the date such payments are due under the Agreement at a rate per annum equal to the prime rate of interest as reported by Citibank NA, from time to time, plus two percent (2%).


                                    ARTICLE 9

                      INFRINGEMENT ACTIONS BY THIRD PARTIES

         9.1 If Immune Response, Bayer or any of their respective licensees or their customers shall be sued by a Third Party for infringement of a Third Party patent because of the manufacture, use, sale or import of a Product, the party which has been sued shall promptly notify the other party in writing of the institution of such suit. If the alleged infringing process, method or composition is claimed under the Patent Rights, then the Patent Party shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event the other party shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to the Patent Party controlling such legal proceedings all evidence and assistance in its control. If the Patent Party does not elect within thirty (30) days after receipt of such notice to so control the defense of such suit, the other party may undertake such control at its own expense, and the Patent Party shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and the Patent Party shall cooperate fully in the defense of such suit and furnish to the other party all evidence and assistance in the Patent Party's control. The party controlling the suit may not settle the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party. If the alleged infringing process, method or composition falls outside the claims of any Patent Rights, then the Parties shall discuss and determine in good faith their respective rights and obligations necessary to acquire relief from such suit.


                                   ARTICLE 10

                                 CONFIDENTIALITY

         10.1 Nondisclosure Obligations. Except as otherwise provided in this
Article 10, and subject to Article 11 below, (a) during the term of the Agreement and for a period of ten (10) years thereafter, each party shall maintain in confidence and use only for purposes of the Agreement information and data relating to and resulting from and specifically regarding the research and/or development of Products; and (b) during the term of the Agreement and for a period of ten (10) years thereafter, each party shall maintain in confidence and use only for purposes of the Agreement all information and data not described in clause (a) above but supplied by the other party under the Agreement which is marked or otherwise identified as "Confidential." For purposes of this Article 10, information and data described in clauses (a) and
(b) above shall be referred to as "Information."

              10.1.1 Permitted Disclosures. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under the Agreement, a party may (a) disclose Information to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such Persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (b) disclose such Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to commercially market, Products; provided, however, that in each such case, the disclosing party shall provide prior written notice to the other party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof. Notwithstanding the foregoing, each Party shall have the right to disclose necessary Information described in
Section 10.1(a) above in reports to existing Third Party licensors to the extent required by contract with such Third Party licensors.

              10.1.2 Exclusions. The obligation not to disclose or use Information shall not apply to any part of such Information that (i) is or becomes published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information in contravention of the Agreement; (ii) is disclosed to the receiving party by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under the Agreement on a confidential basis; (iii) prior to disclosure under the Agreement, was already in the possession of the receiving party, provided such Information was not obtained directly or indirectly from the other party under the Agreement; or (iv) is disclosed in a press release agreed to by both parties, which agreement shall not be unreasonably withheld.

              10.1.3 Terms of the Agreement. Except as required by applicable law, Immune Response and Bayer shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of the Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, Immune Response and Bayer may each disclose to Third Parties the information contained in such press release and Q&A outline without the need for further approval by the other party. Prior to submission to the U.S. Securities and Exchange Commission (or equivalent or successor entity) ("SEC"), Immune Response shall provide Bayer with an opportunity to review and comment upon any copy of the Agreement (including, without limitation, identification of any portions of the Agreement which Immune Response intends to redact or intends to request the SEC to redact) which Immune Response intends to file with the SEC.


                                   ARTICLE 11

                                   PUBLICATION

         11.1 Notice of Publication. During the term of the Agreement, Immune Response and Bayer each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Collaborative Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication or detailed outline of such oral disclosure at least forty-five (45) days prior to submission for publication or presentation. The Reviewing Party shall have the right (a) to propose modifications to the publication and (b) to request a reasonable delay in publication in order to protect patentable information.

         11.2 Timing of Publication. If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed in accordance with Article 13 below. Upon the expiry of forty-five (45) days from transmission to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above. The parties may mutually agree to delay publication beyond a period of ninety (90) days for purposes of protecting trade secrets or competitive advantage.


                                   ARTICLE 12

                             INVENTIONS AND PATENTS

         12.1 Ownership of Inventions. The entire right, title and interest in and to all inventions, discoveries, improvements or other technology, whether or not patentable, and any patent applications or patents based thereon, made or conceived as a result of the Collaborative Program hereunder (collectively, the "Inventions") (a) by employees or others acting solely on behalf of Immune Response or its Affiliates shall be owned solely by Immune Response (the "Immune Response Inventions"), (b) by employees or others acting solely on behalf of Bayer or its Affiliates shall be owned solely by Bayer (the "Bayer Inventions"), and (c) jointly by employees or others acting on behalf of Immune Response or its Affiliates and by employees or others acting on behalf of Bayer or its Affiliates shall be owned jointly by Immune Response and Bayer (the "Joint Inventions"). Each party shall have the right, subject to the provisions of the Agreement, to freely exploit, transfer, license or encumber its rights in any Joint Invention without the consent of, or accounting to, the other party. Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. Immune Response and Bayer each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under the Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions conceived or reduced to practice by such employees or other Persons.

         12.2 Patent Prosecution and Maintenance. The Patent Party shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of the Patent Rights. The Patent Party shall prepare, file, prosecute and maintain such Patent Rights in good faith consistent with its customary patent policy and its reasonable business judgment, and shall consider in good faith the interests of the other party in so doing. Each party shall make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions, as set forth in
Section 12.1 above, for a period of time sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to such patent applications or patents at no charge to the other. In the case of Joint Inventions, the Patent Party shall make available to the other party all relevant documents relating to drafting, filing, prosecuting, and maintaining any Joint Patent Rights in sufficient advance of filing such documents for the other party to review and comment on such documents. No right or obligation of either party in relation to any Joint Invention is waived or forfeited hereunder except as expressly stated in this Agreement.

         12.3 Patent Costs. Each party shall bear its own costs in regard to its sole inventions hereunder. In the case of Joint Inventions, unless the parties otherwise mutually agree, costs for preparation, filing, prosecution, grant and maintenance shall be shared equally between Immune Response and Bayer.

         12.4 Enforcement of Patent Rights.

              12.4.1 The Patent Party shall use good faith efforts to enforce the Patent Rights against infringers, and to consult with the other party both prior to and during said enforcement. Upon learning of significant and continuing infringement of Patent Rights by a Third Party in the Territory, Immune Response or Bayer, as the case may be, promptly shall provide notice to the other party in writing of the fact and shall supply the other party with all evidence possessed by the notifying party pertaining to and establishing said infringement(s).

              12.4.2 The Patent Party shall have six (6) months from the date of receipt of notice under this Section 12.4.1 to abate the infringement, or to file suit against at least one of the infringers, at its sole expense, following consultation with the other party; provided, however, that, within thirty (30) days after receipt of notice from the Patent Party of its intent to file such suit, the other party shall have the right to fund up to fifty percent (50%) of the costs of such suit. The Patent Party shall not be obligated to bring or maintain more than one such suit at any time with respect to claims directed to any one method of manufacture or composition of matter.

              12.4.3 If the Patent Party does not, within six (6) months of receipt of such notice, abate the infringement or file suit to enforce the Patent Rights against at least one infringing party in a country in the Territory, the other party shall have the right to take whatever action it deems appropriate in its own name or, if required by law, in the name of the Patent Party, to enforce the Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of the other party's intent to file such suit, the Patent Party shall have the right to jointly prosecute such suit and to fund up to fifty percent (50%) of the costs of such suit.

              12.4.4 The party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of any such suit shall be shared, after reimbursement of expenses, by Immune Response and Bayer pro rata according to the respective percentages of costs borne by each party in such suit pursuant to this Section
12.3. Notwithstanding the foregoing, Immune Response and Bayer shall fully cooperate with each other in the planning and execution of any action to enforce the Patent Rights.

         12.5 No Other Technology Rights. Except as otherwise provided in the Agreement, under no circumstances shall a party, as a result of the Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to the Agreement. It is understood and agreed by the parties that the Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of the Collaborative Program or the development and marketing of Products.


                                   ARTICLE 13

                              TERM AND TERMINATION

         13.1 Term and Expiration. This Agreement shall be in effect on the date of its full execution and, unless terminated earlier pursuant to this Article, the Agreement shall expire on a country by country basis on the expiration of Bayer's obligations to pay royalties under the Agreement, at which time, as long as Bayer is not in material default hereunder, Bayer shall have a paid-up, irrevocable, non-exclusive license to practice Immune Response Know-How in any applicable Field.

         13.2 Termination for Cause. Either party may terminate only the Research Program hereunder or the entire Agreement upon the occurrence of any of the following:

              13.2.1 The other party (a) seeks the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (b) applies for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (c) makes a general assignment for the benefit of its creditors, (d) commences a voluntary case under the Bankruptcy Code, (e) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts,

(f) adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing; (g) the other party generally is not paying its debts as they come due; or (h) the other party becomes insolvent consistent with the principles of generally accepted accounting practices; or

              13.2.2 A proceeding or case shall be commenced against one of the parties hereto without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts;

                     13.2.2.1 Upon the occurrence of any of the events in 13.2.1 or 13.2.2 above, or 13.8 below, or upon breach by Immune Response of its material duties and obligations under the Research Program, if Immune Response has not cured such breach within ninety (90) days after written notice thereof from Bayer, Bayer maintains, at its option the right to terminate the entire Agreement or only the Research Program, as well as the right to perform the Research Program at its own or at its Affiliates' facilities. If Bayer chooses to terminate only the Research Program, Immune Response agrees to the timely transfer of technology along with technical assistance (provided that Bayer reimburses Immune Response for its reasonable Fully-Burdened- Cost and Immune Response reasonable out-of-pocket expenses of such technical assistance) and appropriate Immune Response Patent Rights and Know-How licenses sufficient for Bayer or its Affiliates to complete the Research Program contemplated hereunder in a timely manner. If Bayer chooses to not terminate the entire Agreement, then all terms and conditions of the Agreement (other than those regarding the Research Program), including those regarding the Development Program and commercialization of Product, shall remain in full force and effect according to the terms of this Agreement.

         13.3 Material Breach. Upon or after the breach of any material provision of the Agreement, if the breaching party has not cured such breach within ninety (90) days after written notice thereof from the other party, the Agreement shall terminate, at the option of the other party, ninety (90) days after the expiration of such ninety (90) day cure period.

         13.4 Termination for Technical Failure. Bayer may terminate this Agreement upon three month's notice to Immune Response in the event that [CONFIDENTIAL TREATMENT REQUESTED].

         13.5 Termination for Commercial Infeasibility. Bayer may terminate this Agreement with respect to any country or all countries in the Territory, provided that if Bayer at its discretion and not as a result of any regulatory action in any country terminates the Agreement with respect to [CONFIDENTIAL TREATMENT REQUESTED] by giving three (3) months prior written notice to Immune Response:

              (i) if Bayer determines that the Product cannot reasonably be developed or marketed for technical, safety or efficacy reasons; or

              (ii) if the Product by final written official governmental order, including appeals if taken, cannot be commercially marketed in any such country; or

              (iii) if the Product would materially infringe patents or rights held by Third Parties with the result that the manufacture, or sale and distribution of the Product by Bayer in such country, is or would be likely to be enjoined or otherwise prohibited; or

              (iv) if at any time during the term of this Agreement Bayer decides not to exploit or not to continue the rights granted hereunder in any part of the Territory or the Territory as a whole, due to economic reasons.

         13.6 Effect of Expiration and Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 10 (Confidentiality), 11 (Publication), 12 (Inventions) and 14 (Indemnification), shall survive the expiration or termination of the Agreement.

         13.7 Licenses under Sections 5.1.4 and 5.2.3 After Expiration and Termination. The provisions of Sections 5.1.4 and 5.2.3 shall survive the expiration or termination of the Agreement; provided, however, in the event of termination for breach by either party, the license granted under Sections 5.1.4 and 5.2.3 shall be revoked only as to the party in breach and the party in breach shall have no further rights thereunder.

         13.8 Acquisition of Immune Response. In the event Immune Response shall sell or transfer all or substantially all of its assets to a party which is not an Affiliate or shall be a party to a merger or consolidation in which shareholders of Immune Response prior to the merger or consolidation do not hold a majority of the shares of the surviving corporation immediately thereafter (an "Acquisition of Immune Response"), then Article 17 shall apply and all of Immune Response's and Bayer's respective obligations and rights hereunder shall continue and the acquiror of Immune Response's assets, or the surviving entity in such merger or consolidation, shall confirm the same to Bayer in writing. In addition, in the event of an Acquisition of Immune Response by a pharmaceutical company which Bayer, in its sole discretion, believes will adversely affect the Research Program, Bayer shall have the right, during the sixty (60) day period following the consummation of the Acquisition of Immune Response, to terminate the Research Program by written notice to Immune Response, in which event the provisions of Section 13.2.2.1 shall apply.

         13.9 Failure of Bayer to Purchase Immune Response Common Stock. Immune Response anticipates making an underwritten public offering of its common stock (the "Common Stock") on a firm commitment basis pursuant to a registration statement filed with the U.S. Securities and Exchange Commission (the "Offering"). In the event that: (i) the Offering is made within the Research Term; (ii) the aggregate gross proceeds of the Offering are not less than $15,000,000 (not including any purchase to be made by Bayer); (iii) Immune Response is not in default under any material provision of the Agreement; (iv) Bayer is given an opportunity, in its sole discretion, to purchase Common Stock registered in the Offering, having an aggregate purchase price of $4,000,000, at a purchase price per share equal to the offering price in the Offering; and (v) Bayer fails to purchase Common Stock registered in the Offering having an aggregate purchase price of at least $4,000,000, at a purchase price per share equal to the offering price in the Offering, Immune Response will have the right to terminate the Agreement. Immune Response must exercise such right by providing written notice to Bayer within 30 days after consummation of the Offering, time being of the essence. If Immune Response does not duly exercise its right to terminate the Agreement within such time period, it shall have irrevocably waived such right. A termination of the Agreement pursuant to this
Section 13.9 shall be treated as an expiration of the Agreement, and all licenses granted hereunder and all other obligations of the parties (except as set forth in Section 13.6) shall terminate.


                                   ARTICLE 14

                                    INDEMNITY

         14.1 Direct Indemnity. Each party shall indemnify and hold harmless, and hereby forever releases and discharges, the other party from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that the other party incurs as a result of any claim, demand, action or other proceeding by any Third Party (collectively, all "Liabilities") arising from conduct that constitutes (a) the breach of any material provision of the Agreement by the indemnifying party, or (b) recklessness or willful misconduct of the indemnifying party in the performance of its obligations under the Collaborative Program; except in each case to the extent such Liabilities resulted from the recklessness or willful misconduct of the other party.

         14.2 Other Indemnity. Bayer shall indemnify and hold harmless, and hereby forever releases and discharges, Immune Response from and against all Liabilities for personal injury, death or disability or any product recall to the extent caused by (a) any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with the clinical testing of any Product, (b) any manufacturing defect in any Product (other than any Product manufactured and supplied by Immune Response, or (c) any other act or omission (without regard to culpable conduct) of Bayer, its Affiliates and sublicensees in connection with its activities regarding Products contemplated by the Agreement;

except in each case to the extent such Liabilities resulted from the recklessness or willful misconduct of Immune Response.

         14.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 14 shall promptly notify the other party (the "Indemnitor") of any Liability or action for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, unless representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 14 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 14, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this
Article 14. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         14.4 Insurance. Immune Response shall maintain product liability insurance with respect to the research, development and manufacture of Products conducted by Immune Response, in such amount as Immune Response customarily maintains with respect to the research, development and manufacture of its other products. Bayer shall maintain, through self insurance or otherwise, product liability insurance with respect to the development, manufacture and sales of Products conducted by or on behalf of Bayer (other than by Immune Response), in such amount as Bayer customarily maintains with respect to the development, manufacture and sales of its other products. Bayer and Immune Response, as applicable, shall maintain such insurance for so long as each continues to research, develop, manufacture or sell any Products, and thereafter for so long as Bayer and Immune Response, as applicable, each maintain insurance for itself covering such research, development, manufacture or sales.

                                   ARTICLE 15

                         REPRESENTATIONS AND WARRANTIES

         Each party hereby represents and warrants to the other party as follows:

         15.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under the Agreement.

         15.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

         15.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

         15.4 No Conflict. The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

         15.5 DISCLAIMER OF WARRANTIES. NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE PATENT RIGHTS, THAT ANY PATENT WITHIN THE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY PATENT RIGHTS OR KNOW-HOW WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, KNOW-HOW OR PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         15.6 Technical Disclosures. Immune Response warrants that, to the best knowledge and belief of the officers of Immune Response, but subject to limitation imposed by its obligations of confidentiality to Third Parties, Immune Response has disclosed to Bayer such pertinent technical information owned or controlled by Immune Response or its Affiliates as of the date of the Agreement, regarding [CONFIDENTIAL TREATMENT REQUESTED], their manufacture and use, as is reasonably necessary to enable Bayer to evaluate its interest to enter into the Agreement.


                                   ARTICLE 16

                                  FORCE MAJEURE

         Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.


                                   ARTICLE 17

                                   ASSIGNMENT

         This agreement was entered into by Bayer with Immune Response because of Immune Response's special skills including those skills of its personnel and because of the complementary nature of Immune Response's and Bayer's business. Accordingly, the Parties agree that this Agreement is personal in nature and except for transfer to Bayer AG, the Agreement may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred directly or indirectly by either party, whether voluntarily, by operation of law or otherwise, without the written consent of the other party. Any purported assignment in violation of this Article 17 shall be void. Notwithstanding the foregoing, either party may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation or change in control or similar transaction after first giving the other party written notice of such event consistent with
Article 13.8. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

                                   ARTICLE 18

                                  SEVERABILITY

         Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.


                                   ARTICLE 19

                                  MISCELLANEOUS

         19.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

         If to Immune Response:        The Immune Response Corporation
                                       5935 Darwin Court
                                       Carlsbad, California 92008
                                       Attention:  Dennis J. Carlo, Ph.D.

         with a copy to:               Pillsbury Madison & Sutro LLP
                                       235 Montgomery Street, 15th Floor
                                       San Francisco, California 94104
                                       Attention:  Thomas E. Sparks, Jr.

         If to Bayer:                  Bayer Corporation
                                       2910 Seventh Street
                                       P.O. Box 1986
                                       Berkeley, California 94701-1986
                                       Attention:  George A. Scangos, Ph.D.

         with a copy to:               Bayer Corporation
                                       400 Morgan Lane
                                       West Haven, Connecticut 06516
                                       Attention: Legal Department

         19.2 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

         19.3 Entire Agreement. This Agreement between Immune Response and Bayer, together with its respective exhibits, including authorized amendments thereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

         19.4 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         19.5 Independent Contractors. It is expressly agreed that Immune Response and Bayer shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Immune Response nor Bayer shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

         19.6 Waiver. The waiver by either party of any right hereunder, or the failure to perform, or the waiver of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         19.7 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

         IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.


                                      THE IMMUNE RESPONSE CORPORATION


                                      By  /s/ STEVEN P. RICHIERI
                                         ---------------------------------------

                                      Title  Senior Vice President, Operations
                                            ------------------------------------

                                      Date  July 5, 1996
                                           -------------------------------------


                                      BAYER CORPORATION


                                      By  /s/ DAVID EBSWORTH
                                         ---------------------------------------

                                      Title  Executive Vice President
                                            ------------------------------------

                                      Date  July 8, 1996
                                           -------------------------------------

                                    EXHIBIT A

                              DEVELOPMENT WORK PLAN


                       FVIII Gene Therapy Development Plan
                             IRC/Bayer Collaboration


The development program for collaboration between the Immune Response Corporation (IRC) and Bayer anticipates the following:

-        [CONFIDENTIAL TREATMENT REQUESTED]

- IRC will be responsible for the production of all preclinical and clinical Phase I/II material, Bayer will be responsible for Phase III clinical material and commercial manufacture.

- Bayer will be primarily responsible for all clinical development and regulatory activities, both US and world-wide.

The minimal activities to be undertaken in support of this program up to clinical development are listed in section A; the clinical development plan and manufacturing program are summarized in sections B and C, respectively.

A.  NON-CLINICAL DEVELOPMENT PLANS.

Achievement of a development decision will minimally trigger the following activities, some of which may begin prior to this timepoint :

1. Preclinical development, which minimally includes all relevant safety/toxicology studies, pharmacokinetic and pharmacologic safety assessments, clinical assay development, etc, sufficient to permit successful IND application and initiation of the clinical trial.

2.       Process development, [CONFIDENTIAL TREATMENT REQUESTED].

3.       Regulatory Activities, [CONFIDENTIAL TREATMENT REQUESTED].

Each of these elements is described conceptually below:

1.  PRECLINICAL DEVELOPMENT.

Bayer and IRC will collaborate in the performance of all studies deemed essential to the preclinical assessment of safety and efficacy of the clinical candidate FVIII GeneDrug selected as a result of the development decision. At present, these studies will minimally include the following:


         i.   [CONFIDENTIAL TREATMENT REQUESTED]

         ii.  [CONFIDENTIAL TREATMENT REQUESTED]

         iii. [CONFIDENTIAL TREATMENT REQUESTED]

         iv.  [CONFIDENTIAL TREATMENT REQUESTED]

         v.   [CONFIDENTIAL TREATMENT REQUESTED]

         vi.  [CONFIDENTIAL TREATMENT REQUESTED]

Wherever required, these studies will be performed according to prevailing standards of quality, including but not limited to Good Laboratory Practice standards, and in facilities meeting current accreditation standards for both USDA and AAALAC or equivalent.

[CONFIDENTIAL TREATMENT REQUESTED]

2.  PROCESS DEVELOPMENT.

IRC will be responsible for the development of all processes and associated infrastructure (facility, equipment) for the preparation of preclinical and Phase I and II clinical supplies of FVIII GeneDrug, meeting specifications agreed to jointly with Bayer. Minimally, these efforts should include the following:

         i.   [CONFIDENTIAL TREATMENT REQUESTED]

         ii.  [CONFIDENTIAL TREATMENT REQUESTED]

         iii. [CONFIDENTIAL TREATMENT REQUESTED]

         iv. Preparation of all necessary documents and record systems sufficient to enable the successful filing of an IND and initiation of clinical studies, in accordance with prevailing standards for Good Manufacturing Procedures and Bayer Quality Assurance standards. [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

              In the case of [CONFIDENTIAL TREATMENT REQUESTED], Bayer will assume responsibility for provision of this component to IRC according to the specifications established by IRC for the current [CONFIDENTIAL TREATMENT REQUESTED] component unless a given specification is irrelevant [CONFIDENTIAL TREATMENT REQUESTED] or additional specifications are required as appropriate to the recombinant source of this ligand [CONFIDENTIAL TREATMENT REQUESTED].

              In the case of [CONFIDENTIAL TREATMENT REQUESTED]emerging from the IRC- directed research program, IRC will be responsible for the manufacture and quality assurance of the component as well as any modifications required in the production of the [CONFIDENTIAL TREATMENT REQUESTED], sufficient to meet the safety, efficacy and quality criteria established above for the [CONFIDENTIAL TREATMENT REQUESTED].

Bayer will assume full responsibility, including infrastructure and capacity demands, for clinical supplies for all Phase III studies and commercial manufacturing of the FVIII GeneDrug. Bayer and IRC will collaborate in the efficient transfer and upscaling of all processes as necessary, in order to minimize any delays in the clinical development program.

3. REGULATORY ACTIVITIES.

Bayer will be responsible for filing of the IND and all related registration documents required for the clinical and commercial development of the FVIII GeneDrug. IRC and Bayer will collaborate in the strategies and execution of all activities necessary to efficiently advance the development program, including but not limited to:

         Identification of critical regulatory requirements which the development program must address in anticipation of registration efforts, including facility validation.

         Design, specification and compilation of all reports, documents and related technical materials to support registration requirements, both US and in other geographies.

         Planning, scheduling and execution of interactions, meetings and all communications between the parties and the FDA and other registration authorities, as appropriate but including pre-IND and clinical update meetings.

         [CONFIDENTIAL TREATMENT REQUESTED]

It is expected the result of communications between Bayer and the registration authorities may influence the specifications and plans for the development programs as outlined above.

B.  CLINICAL DEVELOPMENT.

[CONFIDENTIAL TREATMENT REQUESTED] Bayer may, at its discretion, use contract clinical groups to complement internal efforts but will inform IRC of such intentions prior to commitment.

The precise design of the different trials to be undertaken and the timing required will be established as the research plan progresses towards development decisions.

C.  MANUFACTURING DEVELOPMENT.

IRC will be responsible for process development, qualification and provision of all preclinical and Phase I and II clinical material in a manner consistent with the objectives outlined above (section A. 2.). Bayer will be responsible for provision of all Phase III materials and commercial scale production of the candidate FVIII GeneDrug. IRC will endeavor to develop its processes and specifications in a manner which is commercially scalable, manufacturing friendly and transferable to Bayer or its sublicensee (i.e. contract manufacturer). IRC will consult with Bayer during the development of the processes and will provide support during the process transfer so that minimal impact upon initiation of the Phase III trials occurs.

                                    EXHIBIT B

                               RESEARCH WORK PLAN


                        FVIII Gene Therapy Research Plan
                             IRC/Bayer Collaboration


The research program for collaboration between the Immune Response Corporation
(IRC) and Bayer envisions the following elements as distinct from the development program (described separately):

1.  [CONFIDENTIAL TREATMENT REQUESTED]

2.  [CONFIDENTIAL TREATMENT REQUESTED]

3.  [CONFIDENTIAL TREATMENT REQUESTED]

Each of these elements is described conceptually below:

1.  [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

         i.    [CONFIDENTIAL TREATMENT REQUESTED]

         ii.   [CONFIDENTIAL TREATMENT REQUESTED]

         iii.  [CONFIDENTIAL TREATMENT REQUESTED]

         iv.   [CONFIDENTIAL TREATMENT REQUESTED]


2.  DEVELOPMENT DECISION CRITERIA.


IRC and Bayer will work collaboratively to advance the selected plasmid towards a development decision by minimally satisfying the following performance criteria:

         i.    [CONFIDENTIAL TREATMENT REQUESTED]

         ii.   [CONFIDENTIAL TREATMENT REQUESTED]

         iii.  [CONFIDENTIAL TREATMENT REQUESTED]

         iv.   [CONFIDENTIAL TREATMENT REQUESTED]

         v.    [CONFIDENTIAL TREATMENT REQUESTED]


3.  [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

         i.    [CONFIDENTIAL TREATMENT REQUESTED]

         ii.   [CONFIDENTIAL TREATMENT REQUESTED]

         iii.  [CONFIDENTIAL TREATMENT REQUESTED]

         iv.   [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

It is anticipated the joint Steering Committee will review, prioritize and conclude successful completion of all of the above objectives.

                                    EXHIBIT C

                 IMMUNE RESPONSE PATENTS AND PATENT APPLICATIONS


                       [CONFIDENTIAL TREATMENT REQUESTED]